Exhibit 4.41

Power of Attorney Re Shareholder’s Rights of

Shenzhen Ultimate Music Culture and Technology Co., Ltd.

Shenzhen Qianhai Daizheng Music Culture Co., Ltd. (the “Company”), with the uniform social credit code No. 91440300MA5GDLLP7X, holding 100% of the equity interest in Shenzhen Ultimate Music Culture and Technology Co., Ltd. (“Shenzhen Ultimate Music”) as of the date of this Power of Attorney (representing RMB 39,487,074 registered capital of Shenzhen Ultimate Music), hereby irrevocably authorizes Tencent Music (Beijing) Co., Ltd. (the “WFOE”) to exercise the following rights with respect to the existing and future equity interests held by the Company in Shenzhen Ultimate Music (the “Owned Equity Interest”) during the effective term of this Power of Attorney:

Authorizing WFOE as the sole and exclusive proxy of the Company, to exercise, including without limitation, the following rights on the Company’s behalf with full authority with respect to the Owned Equity Interest: (1) to attend the shareholders’ meetings of Shenzhen Ultimate Music, if applicable; (2) to exercise all shareholder’s rights and shareholder’s voting rights which the Company is entitled with under the laws and the articles of association of Shenzhen Ultimate Music, including without limitation, rights to sell, transfer, pledge or otherwise dispose of all or any part of the Owned Equity Interest; and (3) as the Company’s authorized representative, to appoint and elect the legal representative, directors, supervisors, managers and other senior management of Shenzhen Ultimate Music.

WFOE shall be authorized to execute, on the Company’s behalf, any and all agreements to which the company shall be a party as specified in the Exclusive Option Agreement entered into as of Nov. 19, 2021 by and among the Company, WFOE and Shenzhen Ultimate Music, the Equity Interest Pledge Agreement entered into as of Nov. 19, 2021 by and among the Company, WFOE and Shenzhen Ultimate Music, and the Loan Agreement entered into as of Nov. 19, 2021 by and between the Company and WFOE with respect to Shenzhen Ultimate Music (together with any amendments, revisions or restatements, the “Transaction Documents”), and duly perform the Transaction Documents. The authority granted under this Power of Attorney shall not be limited by the exercise of such right in any way.

Any act conducted or any documents executed by WFOE with respect to the Owned Equity Interest shall be deemed conducted or executed by the Company which the Company shall acknowledge.

WFOE shall be entitled to assign the authority to any other individual or entity for conducting the abovementioned matters without the necessity to inform the Company or obtain the Company’s prior consent. WFOE shall appoint a Chinese citizen to exercise the abovementioned rights as required by the PRC laws (if any).

As long as the Company is a shareholder of Shenzhen Ultimate Music, this Power of Attorney shall be irrevocable and remain valid and effective from the date of this Power of Attorney.

During the effective term of this Power of Attorney, the Company hereby waives all rights in connection with the Owned Equity Interest that have been granted to WFOE under this Power of Attorney, and will refrain from exercising such rights on its own.

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This Page is the signature page to the Power of Attorney

Shenzhen Qianhai Daizheng Music Culture Co., Ltd.

/s/ Shenzhen Qianhai Daizheng Music Culture Co., Ltd.

[Company Chop is affixed]

Nov. 19, 2021

Accepted by:

Tencent Music (Beijing) Co., Ltd.

/s/ Tencent Music (Beijing) Co., Ltd.

[Company Chop is affixed]

Acknowledged by:

Shenzhen Ultimate Music Culture and Technology Co., Ltd.

/s/ Shenzhen Ultimate Music Culture and Technology Co., Ltd.

[Company Chop is affixed]

Signature Page of Power of Attorney Re Shareholder’s Rights of Shenzhen Ultimate Music Culture and Technology Co., Ltd between

Tencent Music (Beijing) Co., Ltd. and Shenzhen Qianhai Daizheng Music Culture Co., Ltd.